EXHIBIT 4.1









================================================================================


                          SECURITIES PURCHASE AGREEMENT

                            Dated as of June 30, 1999

                                  By and Among

                              FIRSTCOM CORPORATION

                                       and

                                   SFG-N INC.

================================================================================

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
ARTICLE I

                           DEFINITIONS............................................................................1

       ss.1.0              Definitions............................................................................1

ARTICLE II

                           REPRESENTATIONS OF THE COMPANY.........................................................6

       ss.2.0              Representations of the Company.........................................................6
       ss.2.1              Existence and Good Standing............................................................6
       ss.2.2              Capital Stock..........................................................................7
       ss.2.3              Authorization and Validity of the Documents............................................8
       ss.2.4              Subsidiaries and Investments...........................................................8
       ss.2.5              SEC and Other Documents; Financial Statements..........................................9
       ss.2.6              Title to Properties; Encumbrances; Leases; Telecom Licenses............................9
       ss.2.7              Intellectual Property.................................................................10
       ss.2.8              Material Contracts....................................................................11
       ss.2.9              Consents and Approvals; No Violations.................................................11
       ss.2.10             Litigation............................................................................11
       ss.2.11             Taxes.................................................................................12
       ss.2.12             Compliance with Laws..................................................................12
       ss.2.13             Employment Relations..................................................................12
       ss.2.14             Employee Benefit Plans................................................................12
       ss.2.15             Environmental Laws and Regulations....................................................12
       ss.2.16             No Misstatements or Omissions; Projections............................................13
       ss.2.17             Investment Company Act................................................................13
       ss.2.18             Texas Takeover Law....................................................................13
       ss.2.19             Year 2000 Reprogramming...............................................................13
       ss.2.20             Securities Law Compliance.............................................................14
       ss.2.21             Transactions with Affiliates..........................................................14
       ss.2.22             Capital Stock Reserved................................................................14
       ss.2.23             No Conflict of Rights.................................................................14
       ss.2.24             Use of Proceeds.......................................................................14
       ss.2.25             Insurance.............................................................................14
       ss.2.26             Permits...............................................................................14
       ss.2.27             Extortion Payments....................................................................15
       ss.2.28             Improper Payments.....................................................................15
       ss.2.29             Broker's or Finder's Fees.............................................................15

                                      (i)

                                                                                                               PAGE
                                                                                                               ----
ARTICLE III

                           REPRESENTATIONS OF THE PURCHASER......................................................15

       ss.3.0              Representations of the Purchaser......................................................15
       ss.3.1              Existence and Good Standing; Power and Authority......................................15
       ss.3.2              Restrictive Documents.................................................................15
       ss.3.3              Purchase for Investment...............................................................16
       ss.3.4              Broker's or Finder's Fees.............................................................16

ARTICLE IV

                           ISSUANCE OF SECURITIES; PAYMENT OF SUBSCRIPTION PRICE; CLOSINGS.......................16

       ss.4.1              Issuance of Preferred Stock...........................................................16
       ss.4.2              Purchase Price........................................................................16
       ss.4.3              Time and Place of Closings............................................................16
       ss.4.4              Closing Deliveries....................................................................17

ARTICLE V

                           CONDITIONS TO THE PURCHASER'S OBLIGATIONS.............................................17

       ss.5.0              Conditions to the Purchaser's Obligations.............................................17
       ss.5.1              Opinions of Counsel...................................................................17
       ss.5.2              Good Standing and Other Certificates..................................................17
       ss.5.3              Truth of Representations and Warranties...............................................17
       ss.5.4              Performance of Agreements.............................................................17
       ss.5.5              No Litigation Threatened..............................................................18
       ss.5.6              Third Party Consents; Governmental Approvals..........................................18
       ss.5.7              Proceedings...........................................................................18
       ss.5.8              Certificate of Designation............................................................18
       ss.5.9              Side Letter...........................................................................18
       ss.5.10             Investor Rights Agreement.............................................................18

ARTICLE VI

                           CONDITIONS TO THE COMPANY'S OBLIGATIONS...............................................18

       ss.6.0              Conditions to the Company's Obligations...............................................18
       ss.6.1              Truth of Representations and Warranties...............................................18
       ss.6.2              Third Party Consents; Governmental Approvals..........................................18
       ss.6.3              Performance of Agreement..............................................................18
       ss.6.4              No Litigation Threatened..............................................................19
       ss.6.5              Fair Market Value Opinion.............................................................19

ARTICLE VII

                           POST-CLOSING AGREEMENTS...............................................................19

       ss.7.1              Financial Statements and Other Information............................................19
       ss.7.2              Inspection............................................................................20
       ss.7.3              Reservation of Common Stock; Valid Issuance...........................................21

                                      (ii)

                                                                                                               PAGE
                                                                                                               ----

       ss.7.4              Prohibited Actions....................................................................21
       ss.7.5              Due Diligence.........................................................................21
       ss.7.6              Compliance with Statutes, etc.........................................................22
       ss.7.7              Improper Payments.....................................................................22

ARTICLE VIII

                           SURVIVAL..............................................................................22

       ss.8.1              Survival..............................................................................22

ARTICLE IX

                           INDEMNIFICATION.......................................................................22

       ss.9.1              Indemnification.......................................................................22
       ss.9.2              Contribution..........................................................................23
       ss.9.3              Limitation on Indemnification.........................................................23

ARTICLE X

                           MISCELLANEOUS.........................................................................23

       ss.10.1             Knowledge of the Transaction Parties..................................................23
       ss.10.2             Expenses..............................................................................23
       ss.10.3             Governing Law.........................................................................23
       ss.10.4             Captions..............................................................................23
       ss.10.5             Publicity.............................................................................23
       ss.10.6             Notices...............................................................................24
       ss.10.7             Parties in Interest...................................................................25
       ss.10.8             Counterparts..........................................................................25
       ss.10.9             Entire Agreement......................................................................25
       ss.10.10            Amendments............................................................................25
       ss.10.11            Severability..........................................................................25
       ss.10.12            Third Party Beneficiaries.............................................................25
       ss.10.13            Jurisdiction..........................................................................25

SCHEDULES

Schedule 2.1               Existence and Good Standing
Schedule 2.2               Capital Stock
Schedule 2.4               Subsidiaries and Investments
Schedule 2.5(c)            Material Adverse Change
Schedule 2.6(a)            Material Property
Schedule 2.6(b)            Leases and Telecom Licenses
Schedule 2.7               Intellectual Property
Schedule 2.8               Material Contracts
Schedule 2.14              Plans
Schedule 2.15              Environmental Matters
Schedule 2.21              Transactions with Affiliates
Schedule 2.23              Registration Rights

                                     (iii)

EXHIBITS

         A          Form of Certificate of Designation
         B          Form of Investor Rights Agreement
         C          Form of Opinion of Baker & McKenzie
         D          Form of Confidentiality Agreement
         E          Form of Side Letter

                                      (iv)

                          SECURITIES PURCHASE AGREEMENT

                  SECURITIES PURCHASE AGREEMENT dated as of June 30, 1999 by and among FIRSTCOM CORPORATION, a Texas corporation (the "Company"), and SFG-N INC., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

                  WHEREAS, the Purchaser desires to subscribe for, and the Company desires to issue, 1,250,000 shares of Preferred Stock, par value $0.001 per share, of the Company which after giving effect to the transactions contemplated hereby shall constitute 100% of the issued and outstanding Series A Cumulative Convertible Preferred Stock of the Company (the "Preferred Stock");

                  WHEREAS, on or prior to the execution and delivery of this Agreement, the Company shall have filed with the Secretary of State of the State of Texas, a certificate of designation, in substantially the form attached hereto as Exhibit A, setting forth the rights and obligations relating to the Preferred Stock (the "Certificate of Designation") including without limitation, provisions relating to the conversion of the Preferred Stock into the Company's Common Stock, par value $0.001 per share (the "Common Stock"); and

                  WHEREAS, on or prior to the execution and delivery of this Agreement, SFG-N Inc., the Company, Patricio E. Northland and Douglas G. Geib II shall have executed and delivered an investor rights agreement, in substantially the form attached hereto as Exhibit B, setting forth the rights and obligations relating to the holders of the Preferred Stock (the "Investor Rights Agreement").

                  NOW, THEREFORE, IT IS AGREED:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

                  ss. 1.0 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person; PROVIDED, HOWEVER, that, an Affiliate shall include any entity that directly or indirectly (including through limited partner or general partner interests) owns more than 10% of any class of the equity of any other entity.

                  "Agreement" shall mean this Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof, from time to time.

                  "Applicable Law" shall mean any constitution, statue, law, rule, regulation, ordinance, judgment, order, decree, Permit, or any published directive, guideline, requirement or other governmental restriction which has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, binding on a given person whether in effect as of the date hereof or as of any date thereafter, including all applicable Environmental Laws, and also including, without limitation, the following: (i) for Chile: (a) Chilean Telecommunications Law and (b) Chilean Foreign Investment Statute; (ii) for Peru: (a) General Telecommunications Law,
(b) State Contracts, (c) the General Regulation to the Telecommunications Law,
(d) the Regulation for the Organization for Supervision of Private Investments in Telecommunications ("OSIPTEL"), and (e) Foreign Investment Promotion Law;
(iii) for Colombia: (a) Decree 1990 issued in 1990, (b) Law 142 enacted in 1994, and (c) plans adopted by the National Council for Economic and Social Policy of Colombia and (iv) all other applicable laws, statutes, regulations and decrees issued by the Chilean, Peruvian or Colombian governmental authorities.

                  "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

                  "Certificate of Designation" shall have the meaning set forth in the recitals of this Agreement.

                  "Closing" shall have the meaning set forth in Section 4.3 of this Agreement.

                  "Closing Date" shall mean June 30, 1999.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

                  "Commission" shall mean, at any time, the Securities and Exchange Commission or any other Federal agency then administering the Securities Act and other Federal securities laws.

                  "Common Stock" shall have the meaning set forth in the recitals of this Agreement.

                  "Company" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Company Property" shall mean any real property and improvements owned, leased, used, operated or occupied by any Transaction Party.

                  "Company Reports" shall have the meaning set forth in Section
2.5 of this Agreement.

                  "Copyrights" shall means all material copyrights, whether registered or unregistered, owned by, assigned to or subject to assignment to the Transaction Parties anywhere in the world.

                  "Damages" shall have the meaning set forth in Section 9.1 of this Agreement.

                  "Documents" shall mean, collectively, this Agreement, the Preferred Stock, the Certificate of Designation and the Investor Rights Agreement.

                  "Encumbrances" shall have the meaning set forth in Section
2.6 of this Agreement.

                  "Environmental Claims" shall mean all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Law (hereinafter "Claims"), including (a) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

                  "Environmental Law" shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. ss.9601 eT Seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1351 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.3601 ET SEq.; the Clean Air Act, 42 U.S.C. ss.7401 ET seq.; the Safe Drinking Water Act, 42 U.S.C. ss.300F ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. ss.3701 ET SEQ.; and their state and local counterparts and equivalents.

                  "ERISA" shall have the meaning set forth in Section 2.14 of this Agreement.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

                  "Fully-Diluted Basis" shall mean the total number of shares of Common Stock outstanding at any time, after giving effect to (a) all Common Stock outstanding at the time of such determination and (b) all Common Stock issuable upon the exercise of any outstanding rights, options and/or warrants to acquire Common Stock and outstanding securities that are, or may be, pursuant to their terms convertible into or exchangeable for Common Stock or that may be required to be issued pursuant to any other agreement.

                  "GAAP" shall have the meaning set forth in Section 2.5(b) of this Agreement.

                  "Governmental Authority" shall mean any national, state, county, city, town, village, municipal or other local government department, commission, board, bureau, agency, authority or instrumentality of the United States or any other national authority or any political subdivision of any thereof, and any Person exercising executive, legislative, judicial, regulatory administrative functions of or pertaining to any of the foregoing entities, having jurisdiction over the Person or matters in question, including, without limitation, (i) for Chile: (a) Ministry of Transportation and Telecommunications, (b) Ministry of Economy and (c) Central Bank; (ii) for Peru:
(a) Ministry of Transportation, Communications, Housing and Construction, (b) Specialized Telecommunications Concession Unit and (c) National Commission on Foreign Investments; (iii) for Colombia: (a) the Ministry of Communications, (b) the Superintendency of Public Services, (c) the Commission for the Regulation of Telecommunications and (d) Central Bank.

                  "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, pursuant to any applicable Environmental Law.

                  "Improper Payments" shall have the meaning set forth in
Section 2.28 of this Agreement.

                  "Indebtedness" of any Person shall mean, without duplication,
(i) all indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness of the type otherwise described in this definition secured by any lien on any property owned by such Person or any of its Subsidiaries, (iii) capitalized lease obligations, (iv) all guarantees of any type of indebtedness otherwise described in this definition, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, I.E., take-or-pay or similar obligations and (vi) interest rate protection hedging agreements, currency hedging agreements or commodity hedging agreements.

                  "Intellectual Property" shall have the meaning set forth in
Section 2.7 of this Agreement.

                  "Investor Rights Agreement" shall have the meaning set forth in the recitals of this Agreement.

                  "LAIF" shall have the meaning set forth in Section 3.3 of this Agreement.

                  "Leases" shall have the meaning set forth in Section 2.6 of this Agreement.

                  "Marks" shall mean all registrations for material trademarks and service marks and all pending applications for such registrations owned by, assigned to or subject to assignment to the Transaction Parties anywhere in the world and all material unregistered trademarks, trade names, service marks, brand names, and business names.

                  "Material Adverse Effect" shall have the meaning set forth in
Section 2.1 of this Agreement.

                  "NASDAQ" shall mean the National Association of Securities Dealers, Inc. Automatic Quotation System.

                  "Patents" shall mean all patents and patent applications owned by, assigned to or subject to assignment to the Transaction Parties anywhere in the world.

                  "Permit" shall mean any Federal, state, local, foreign or other governmental or other third party permit (including occupancy permit), certificate, license, consent and authorization held by the Company or its Subsidiaries.

                  "Permitted Business" shall mean any business in which any of the Transaction Parties are engaged in on the Closing Date, and any reasonable extensions thereof; PROVIDED, HOWEVER, that such businesses are operated in South America, Central America (including, without limitation, Mexico) or the Caribbean Islands and PROVIDED FURTHER, that such businesses are not primarily operated in any country which is the target of any United States boycott laws, embargo laws, or the substantial equivalent thereof.

                  "Permitted Encumbrances" shall have the meaning set forth in
Section 2.6 of this Agreement.

                  "Person" shall mean and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

                  "Pre-Closing Periods" shall have the meaning set forth in
Section 2.11 of this Agreement.

                  "Preferred Stock" shall have the meaning set forth in the recitals of this Agreement, and, in any event, shall be issued on the terms and conditions set forth in the Certificate of Designation.

                  "Pro Rata Amount" shall mean the quotient obtained by dividing the number of shares of Common Stock owned by the Purchaser on a Fully-Diluted Basis by the total number of shares of Common Stock on a Fully-Diluted Basis.

                  "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Purchase Price" shall have the meaning set forth in Section
4.2 of this Agreement.

                  "Returns" shall have the meaning set forth in Section 2.11 of this Agreement.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "Securities Laws" shall mean the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and under any applicable state securities laws.

                  "Senior Notes Indenture" shall mean that certain Indenture, dated as of October 27, 1997 between the Company and State Street Bank & Trust Company, N.A., as amended or supplemented from time to time.

                  "Side Letter" shall mean that certain side letter, from the Company to the Purchaser and LAIF (as defined herein), in substantially the form attached hereto as Exhibit E.

                  "Subsidiary" shall have the meaning set forth in Section 2.4(a) of this Agreement.

                  "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

                  "Telecom License" shall have the meaning set forth in Section
2.6 of this Agreement.

                  "Transaction Party" shall have the meaning set forth in
Section 2.1 of this Agreement.

                  "Vendor Financing" shall mean, collectively, the collateralized vendor financings entered into by certain Transaction Parties on November 11, 1998 and December 24, 1998.

                                   ARTICLE II
                         REPRESENTATIONS OF THE COMPANY
                         ------------------------------

                  ss. 2.0 REPRESENTATIONS OF THE COMPANY. In order to induce the Purchaser to enter into this Agreement and to purchase the Preferred Stock, the Company represents and warrants to and agrees with the Purchaser as follows:

                  ss. 2.1 EXISTENCE AND GOOD STANDING. The Company and each of its Subsidiaries (each a "Transaction Party," and collectively, the "Transaction Parties") is a Person, duly organized, validly existing and in good standing, or the equivalent thereof, under the laws of the jurisdiction of its organization. Each Transaction Party has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Except as set forth in SCHEDULE 2.1, each Transaction Party is duly qualified or licensed to do business and is in good standing, or the equivalent thereof, and is authorized to do business, in each jurisdiction in which the character or location of the properties owned, leased or operated by such entity or the nature of the business conducted by such entity makes such qualification or license necessary, except where any such failure to be duly qualified or licensed or in good standing, or the equivalent thereof, would not have a material adverse effect on the business, operations, financial condition or results of operations of the Transaction Parties, taken as a whole, or on the ability of the Company to perform its obligations under any of the Documents (a "Material Adverse Effect").

                  ss. 2.2 CAPITAL STOCK. Immediately prior to giving effect to the transactions contemplated hereby, the Company had an authorized capitalization consisting of 50,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock") of which 20,272,644 shares of Common Stock were outstanding, 15,918,067 shares were being held in reserve for issuance upon the exercise of outstanding stock options and existing warrants, and 10,000,000 shares of Preferred Stock, par value $0.001 per share of which zero shares were outstanding, in each case subject to adjustment based on the exercise of outstanding stock options and existing warrants since June 21, 1999. All outstanding shares of capital stock of the Company (including, without limitation, those purchased by the Purchaser hereunder) have been, and, on the Closing Date, will be duly authorized and validly issued and fully paid and non-assessable. Except as set forth on SCHEDULE 2.2, and except for the Preferred Stock, there will be no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements or commitments, contingent or otherwise, of any character providing for the purchase, redemption, acquisition, retirement, issuance or sale by any Transaction Party of any shares of capital stock of any Transaction Party or other securities exchangeable or convertible into capital stock of any Transaction Party, in each case subject to adjustment based on the exercise of outstanding stock options and existing warrants since June 21, 1999, and there are no stock appreciation rights or phantom stock plans outstanding. SCHEDULE
2.2 sets forth the aggregate number of shares of Common Stock which, as of June 21, 1999, the Company is obligated to issue in connection with each specific item set forth on SCHEDULE 2.2 and described in the immediately preceding sentence, after giving effect to the transactions contemplated thereby. In addition, except as set forth in SCHEDULE 2.2, there are no rights, agreements, restrictions or encumbrances (such as preemptive rights, rights of first refusal, rights of first offer, proxies, voting agreements, voting trusts, registration rights agreements, shareholders agreements, etc., whether or not any Transaction Party is a party thereto) nor are there any restrictions on the transferability or sale of such capital stock pursuant to any provision of law, contract or otherwise with respect to the purchase, sale or voting of any shares of capital stock of any Transaction Party (whether outstanding or issuable upon conversion, exchange or exercise of any other security of any Transaction Party). Except as set forth in SCHEDULE 2.2 and SCHEDULE 2.23, no Transaction Party has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities the holders of which have the right to vote). The shares of Common Stock to be issued upon exercise of the Preferred Stock are duly and validly authorized and when issued upon exercise of the Preferred Stock, will be duly and validly issued, fully paid and nonassessable, and free and clear of all Encumbrances (as defined herein) and preemptive or other similar rights other than Encumbrances, and pre-emptive or similar rights which may have been granted by the Purchaser.

                  ss. 2.3 AUTHORIZATION AND VALIDITY OF THE DOCUMENTS. The Company has the requisite power and authority to execute and deliver the Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Documents by the Company and the performance of its obligations hereunder have been duly authorized and approved by all necessary action (including, without limitation, all action of the Board of Directors, or the equivalent thereof, and shareholders or other required Persons of the Company) and no other action on the part of such persons is necessary to authorize the execution, delivery and performance of the Documents by the Company. Each of the Documents has been duly executed and delivered by the Company and, assuming due execution thereof by the other parties thereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding brought in equity or at law).

                  ss. 2.4 SUBSIDIARIES AND INVESTMENTS. (a) Set forth in
SCHEDULE 2.4 attached hereto is a list of each Person in which the Company owns, directly or indirectly, any equity security (each a "Subsidiary").

                  (b) Set forth on SCHEDULE 2.4 is a list of jurisdictions in which each Subsidiary is qualified or licensed to do business.

                  (c) Each Subsidiary has the equity capitalization (including minority ownership) set forth in SCHEDULE 2.4. All of the outstanding shares of capital stock or other equity securities, as the case may be, of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, and, except as set forth in SCHEDULE 2.4, are owned, of record and beneficially, by the Company or a Subsidiary, free and clear of all Encumbrances. There are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise relating to the capital stock or other equity securities, as the case may be, of any Subsidiary, pursuant to which such Subsidiary, the Company or any other Subsidiary is or may become obligated to issue or purchase any shares of capital stock or other equity securities of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any capital stock or other equity securities of such Subsidiary other than such rights granted to the Company or a subsidiary of the Company.

                  (d) There are no restrictions of any kind which prevent or restrict the payment of dividends by any Subsidiary other than those restrictions under the Senior Notes Indenture.

                  ss. 2.5 SEC AND OTHER DOCUMENTS; FINANCIAL STATEMENTS. (a) Each registration statement, report, including annual and quarterly reports, proxy statement or information statement, and all exhibits thereto prepared by the Company or relating to its properties since January 1, 1997, each in the form (including exhibits and any amendments thereto) filed with the Commission (collectively, the "Company Reports"), as of their respective dates (i) complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There is no unresolved violation asserted by any Governmental Authority with respect to any of the Company Reports.

                  (b) Each of the balance sheets included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, shareholders' equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presented the results of operations, retained earnings or cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with United States generally accepted accounting principles consistently applied during the periods involved ("GAAP"), except as may be noted therein and except, in the case of the unaudited statements, subject to normal recurring year-end adjustments.

                  (c) Except as set forth on SCHEDULE 2.5(C) attached hereto, since December 31, 1998, no Transaction Party has experienced any change, event or circumstance which would have a Material Adverse Effect.

                  ss. 2.6 TITLE TO PROPERTIES; ENCUMBRANCES; LEASES; TELECOM LICENSES. (a) Except as set forth on SCHEDULE 2.6(A), the Transaction Parties do not own, in fee or otherwise, any interest in any real property material to its business, other than leasehold interests and easements. Except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business, each of the Transaction Parties has good title to its material properties and assets (whether real, personal, mixed, tangible or intangible), subject to no encumbrance, lien, charge or other restriction of any kind or character ("Encumbrances"), except for (i) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (ii) Encumbrances arising by operation of law, (iii) other Encumbrances which could not reasonably be expected to have a Material Adverse Effect and (iv) Encumbrances arising under the Vendor Financing (Encumbrances of the type described in clauses (i) - (iv) above are hereinafter sometimes referred to as "Permitted Encumbrances"). Each Transaction Party owns or otherwise has the right to use all of the property now used and material to the operation of the business of the Transaction Parties taken as a whole, which personal property is in good operating condition and repair, ordinary wear and tear excepted and substantially fit for the purpose for which they are being utilized and constitutes all of the property necessary to conduct its business as it is presently being conducted.

                  (b) SCHEDULE 2.6(B)(I) attached hereto contains an accurate and complete list of all material property (whether real, personal, mixed, tangible or intangible) leased or sub-leased by the Transaction Parties, including all amendments, extensions and other modifications (the "Leases").
SCHEDULE 2.6(B)(II) attached hereto contains an accurate and complete list of all material licenses, concessions, easements, rights-of-way, and equivalent or similar property interests, relating to telecommunications services, to which any of the Transaction Parties is a party thereto (the "Telecom Licenses"). Except as otherwise set forth in SCHEDULE 2.6(B)(I) and SCHEDULE 2.6(B)(II) attached hereto, each Lease and Telecom License is in full force and effect; the Transaction Parties have a good and valid leasehold interest in and to all of the leased property, subject to no Encumbrances, except Permitted Encumbrances; all payments, rents and additional rents due to date from any of the Transaction Parties in respect of each such Lease and Telecom License have been paid; no Transaction Party has received notice that it is in default under any Lease or Telecom License; and, to the knowledge of each of the Transaction Parties, there exists no event, occurrence, condition or act (including the consummation of the Transaction) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by any Transaction Party under any such Lease or Telecom License or which brings into question the validity or effectiveness of any such Lease or Telecom License.

                  ss. 2.7 INTELLECTUAL PROPERTY. Except as otherwise indicated on SCHEDULE 2.6 or SCHEDULE 2.7, to the Company's knowledge the Company owns the entire right, title and interest in and to the Marks, the Copyrights and the Patents free and clear of any Encumbrances except for Permitted Encumbrances. Each item that is indicated as registered on SCHEDULE 2.7 has been duly registered, filed with or issued by the appropriate authorities in the countries indicated on SCHEDULE 2.7 and to the knowledge of each of the Transaction Parties, all such registrations, filings and issuances remain in full force and effect. Except as otherwise indicated on SCHEDULE 2.7, to the Company's knowledge none of the Marks, the Copyrights or the Patents are the subject of any pending, or threatened opposition, interference, cancellation proceeding or other legal or governmental proceeding before a registration or issuing authority in any jurisdiction. Except as otherwise disclosed in SCHEDULE 2.7, to the Company's knowledge the conduct of the Transaction Parties' business as presently conducted does not infringe, violate, or constitute misappropriation of any trademark, service mark, copyright (whether registered or unregistered), patent, trade secret, industrial design, computer program, data base, know-how or other proprietary right (collectively "Intellectual Property") of any other Person, nor, since January 1, 1997, has any Transaction Party received notice to the contrary from any Person. The Company owns or has the right to use through assignment, lease, license or other agreement all Intellectual Property necessary for the conduct of the business as presently conducted. Except as set forth in SCHEDULE 2.7, to the Company's knowledge there are no pending or threatened material claims by any Person for infringement of any Intellectual Property or unfair competition by any Transaction Party. Except as set forth in
SCHEDULE 2.7, to the Company's knowledge no Person is infringing upon the Intellectual Property owned by, assigned to or subject to assignment of, the Transaction Parties, and the Transaction Parties are aware of no facts that would support such a claim by the Transaction Parties. The consummation of the transaction contemplated hereby will not result in the loss or impairment of the Transaction Parties' right to own or use any of the Intellectual Property necessary to the conduct of the Transaction Parties' business as presently conducted

(including, but not limited to the Marks, the Copyrights and the Patents) nor will it require the consent of any governmental authority or third party.

                  ss. 2.8 MATERIAL CONTRACTS. Except as set forth on SCHEDULE
2.8 and SCHEDULE 2.2 attached hereto on the Closing Date, no Transaction Party is bound by (a) any agreement, contract or commitment providing for annual payments of more than $250,000, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock providing for annual payments of more than $250,000, (c) any agreement, indenture or instrument relating to Indebtedness providing for annual payments of more than $250,000, (d) any agreement or contract with any Affiliate providing for annual payments of more than $250,000, (e) any interconnection agreement providing for annual payments of more than $250,000, (f) employment agreement, consulting agreement (which entitles any Person to over $100,000 per year) or any other similar type of contract or (g) any agreement, contract or commitment limiting the ability of any Transaction Party to engage in any line of business or to compete with any Person or to otherwise acquire property or conduct business in any area. Except as otherwise set forth on SCHEDULE 2.8, each contract or agreement set forth on
SCHEDULE 2.8 (or required to be set forth in SCHEDULE 2.8) is in full force and effect and there exists no material default or material event of default or to the knowledge of each of the Transaction Parties, event, occurrence, condition or act (including the consummation of the sale contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other material event or condition, would become a default or event of default thereunder.

                  ss. 2.9 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement and the other Documents by the Company to which it is a party and compliance by the Company with the terms and provisions hereof and thereof and the issuance of the Preferred Stock by the Company and the consummation of the transactions contemplated hereby does not and will not (a) violate or contravene any provision of the articles of incorporation (or equivalent thereof) or bylaws (or equivalent thereof) of any Transaction Party,
(b) violate or contravene any statute, rule, regulation, licensing requirement, order or decree of any court, arbitrator or any other public body or authority by which any Transaction Party is bound or by which any of its properties or assets are bound, (c) require any filing with, or permit, consent authorization, qualification or approval of, or exemption from, or the giving of any notice to, any governmental or regulatory body, agency or authority, or any other Person (other than required filings under the Exchange Act) or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of any Transaction Party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which any Transaction Party is bound, or by which it or any of its properties or assets may be bound.

                  ss. 2.10 LITIGATION. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or, to the knowledge of each of the Transaction Parties, any investigation by) any governmental or other instrumentality or agency pending, or, to the knowledge of each of the Transaction Parties, threatened, against or affecting any Transaction Party or any such entity's properties or rights which could reasonably be expected to have a Material Adverse Effect. No Transaction Party is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to have a Material Adverse Effect.

                  ss. 2.11 TAXES.

                  (a) TAX RETURNS. Each of the Transaction Parties has timely filed or caused to be timely filed or will timely file or cause to be timely filed with the appropriate taxing authorities all material returns, statements, forms and reports for Taxes (each a "Return" and collectively, the "Returns") that are required to be filed by, or with respect to, the Transaction Parties on or prior to the Closing Date. The Returns have accurately reflected and will accurately reflect all material liability for Taxes of the Transaction Parties for the periods covered thereby.

                  (b) PAYMENT OF TAXES. All Taxes and Tax liabilities of the Transaction Parties for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including such Closing Date ("Pre-Closing Periods") have been timely paid or accrued and adequately disclosed and fully provided for pursuant to the financial statements which have been provided to the Purchaser by the Company and are in accordance with GAAP.

                  ss. 2.12 COMPLIANCE WITH LAWS. Each of the Transaction Parties are in compliance in all material respects with all Applicable Laws, regulations, licensing requirements, orders, judgments and decrees and have obtained all required governmental approvals and permits in each jurisdiction in which they currently do business, in each case except where the failure to do so would not have a Material Adverse Effect on the Company or any Subsidiary. Without limiting the generality of the foregoing, each of the Transaction Parties is in compliance in all respects with the United States Foreign Corrupt Practices Act of 1977, as amended.

                  ss. 2.13 EMPLOYMENT RELATIONS. The Transaction Parties are in substantial compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and have not, and are not, engaged in any unfair labor practice and there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving any Transaction Party.

                  ss. 2.14 EMPLOYEE BENEFIT PLANS. Except as set forth iN
SCHEDULE 2.14 attached hereto, none of the Transaction Parties nor any organization which, together with any of the Transaction Parties, would be treated as a "single employer" within the meaning of Section 414(b) or (c) of the U.S. Internal Revenue Code of 1986, as amended, maintains or contributes to, or has any obligation to contribute to (or has ever maintained or contributed to), any domestic or foreign "employee benefit plan" within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not covered by ERISA.

                  ss. 2.15 ENVIRONMENTAL LAWS AND REGULATIONS. Except as set forth on SCHEDUle 2.15 attached hereto, and except where the failure of any of the following to be true and correct would not have a Material Adverse Effect on the Company or any Subsidiary:

                  (a) The Company and its Subsidiaries are in compliance with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property;

                  (b) There are no past, pending or threatened material Environmental Claims against the Company, any of its Subsidiaries or any Company Property;

                  (c) There are no facts, circumstances, conditions or occurrences regarding any Company Property or any property adjoining or in the vicinity of any Company Property, that could reasonably be anticipated (i) to form the basis of a material Environmental Claim against the Company, any of its Subsidiaries or any Company Property or assets or (ii) to cause such Company Property or assets to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

                  ss. 2.16 NO MISSTATEMENTS OR OMISSIONS; PROJECTIONS. No representation or warranty by any Transaction Party contained in this Agreement and no statement contained in any certificate, schedule, exhibit or other instrument specified or referred to in this Agreement or any other Document whether heretofore furnished to the Purchaser or hereafter furnished to the Purchaser pursuant to this Agreement or any other Document contains or will contain any untrue statement of a material fact or omits or will omit as of the date of such document any material fact necessary to make the statements contained therein in light of the circumstances under which such statement was made, not misleading. The financial projections provided by the Company to the Purchaser were prepared in good faith using the best information available to management of the Company and represent management's good faith estimates of the future performance of the Company for the periods referred to therein. The Company is not aware of any material facts or circumstances which would render such financial projections unreasonable or unobtainable; PROVIDED, HOWEVER, it being recognized by the Purchaser that actual results may differ from the projections and no representation is made that the projections will in fact be attained.

                  ss. 2.17 INVESTMENT COMPANY ACT. No Transaction Party is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                  ss. 2.18 TEXAS TAKEOVER LAW. The purchase of the Preferred Stock by the Purchaser has been approved by the Board of Directors of the Company and there shall be no restriction on purchase of the Preferred Stock by the Purchaser or any of its Affiliates pursuant to the laws of the State of Texas.

                  ss. 2.19 YEAR 2000 REPROGRAMMING. The costs to the Company and its Subsidiaries of reprogramming required to permit the proper functioning in and following the year 2000, of the (i) computer systems and (ii) equipment containing embedded microchips, in each case, owned or operated by any Transaction Party and the testing of all such systems and equipment and of the reasonably foreseeable consequences of year 2000 with respect to such systems and equipment (including, without limitation, reprogramming errors) could, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect. Except for the cost of such of the reprogramming referred to in this Section 2.19 as may be necessary, the computer and management information systems of the Company and its Subsidiaries are sufficient to permit the Company and its Subsidiaries to conduct its business without such conduct resulting in a Material Adverse Effect.

                  ss. 2.20 SECURITIES LAW COMPLIANCE. Assuming that the representations set forth in Article III are true and correct, the offering, issuance, sale and delivery of the Preferred Stock to the Purchaser is exempt from the registration requirements of the Securities Act. The Company has complied with, or is exempt from, all registration requirements of all applicable state securities laws, or foreign securities law, in connection with the offering, issue, sale and delivery of the Preferred Stock.

                  ss. 2.21 TRANSACTIONS WITH AFFILIATES. Except as set forth on
SCHEDULE 2.21, none of the Transaction Parties has entered into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Transaction Party, pursuant to which any Transaction Party maintains any existing obligations and which involves the payment of more than $60,000 per annum.

                  ss. 2.22 CAPITAL STOCK RESERVED. Sufficient shares of the Company's Common Stock have been authorized and duly reserved for issuance upon conversion of the Preferred Stock.

                  ss. 2.23 NO CONFLICT OF RIGHTS. Set forth on SCHEDULE 2.23 is a description of all registration rights held by any Person for which the Company has not filed a registration statement.

                  ss. 2.24 USE OF PROCEEDS. All of the proceeds from the sale of the Preferred Stock shall be used for general corporate purposes, acquisitions and the repayment of Indebtedness of the Transaction Parties.

                  ss. 2.25 INSURANCE. The insurance policies of the Transaction Parties, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Transaction Parties and their respective property and assets are normally exposed in the operation of their respective businesses. Since January 1, 1998, there has not been any material adverse change in the Transaction Parties relationship with its insurers or in the premiums payable pursuant to such policies.

                  ss. 2.26 PERMITS. The Company has delivered or made available to Purchaser for inspection a true and correct copy of each Permit. Each Permit can be renewed or transferred in the ordinary course of business by the Company or its Subsidiaries. Any applications for the renewal of any such Permit which are due prior to the Closing Date or will be timely filed prior to the Closing Date. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or threatened and the Company does not know of any valid basis for such proceeding. No administrative or governmental action has been taken or threatened, in connection with the expiration, continuance or renewal of any such Permit and the Company does do not know of any valid basis for any such proceeding.

                  ss. 2.27 EXTORTION PAYMENTS. No Transaction Party has made any payment in connection with any Person's scheme or plan to demand money in exchange for (i) the safety of any person or (ii) the ability of any Person to conduct otherwise legal business.

                  ss. 2.28 IMPROPER PAYMENTS. To the Company's knowledge, no Transaction Party nor any Person acting on any Transaction Party's behalf has paid or delivered, or promised to pay or deliver, directly or indirectly through any other Person, of any monies or anything of value to (i) any person or firm employed by or acting for or on behalf of any customer, supplier, whether private or governmental, or (ii) any government official or employee or any political party, for the purpose of illegally or improperly inducing or rewarding any action by the customer, supplier or official favorable to any Transaction Party (any such act an "Improper Payment").

                  ss. 2.29 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Company is, or will be, entitled to any commission or broker's or finder's fees from any Transaction Party, or from any Person controlling, controlled by or under common control with any Transaction Party, in connection with the transactions contemplated hereby.

                                   ARTICLE III
                        REPRESENTATIONS OF THE PURCHASER
                        --------------------------------

                  ss. 3.0 REPRESENTATIONS OF THE PURCHASER. In order to induce the Company to enter into this Agreement and in order to induce the Company to issue the Preferred Stock, the Purchaser represents, warrants and agrees as follows:

                  ss. 3.1 EXISTENCE AND GOOD STANDING; POWER AND AUTHORITY. The Purchaser is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization. The Purchaser has the requisite power and authority to execute and deliver the Documents to which it is a party and perform its obligations thereunder. Each of the Documents to which it is a party has been duly authorized and approved by the Purchaser, and assuming due execution by the other parties thereto is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws effecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding brought in equity or law).

                  ss. 3.2 RESTRICTIVE DOCUMENTS. The Purchaser is not subject to any mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, which would prevent consummation by the Purchaser of the transactions contemplated hereby.

                  ss. 3.3 PURCHASE FOR INVESTMENT. (a) The Purchaser will acquire the Preferred Stock for its own account for investment and not with a view toward any resale or distribution thereof; PROVIDED, HOWEVER, that the Purchaser may sell some or all of the Preferred Stock to the AIG-GE Capital Latin American Infrastructure Fund L.P. and/or any of its affiliates ("LAIF"); PROVIDED FURTHER, however, that the disposition of the Purchaser's property shall at all times remain within the sole control of the Purchaser.

                  (b) The Purchaser understands that the Preferred Stock have not been registered under the Securities Act or under any state securities laws and may not be sold or transferred unless they are subsequently registered under the Securities Act and any applicable state or other securities laws, or unless exemptions from registration under such laws are available;

                  (c) The Purchaser represents that it is experienced in investment matters, fully understands the transactions contemplated by this Agreement, has the knowledge and experience in financial matters as to be capable of evaluating the merits and risks of its investment and has the financial ability and resources to bear the economic risks of its investment;

                  (d) The Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

                  ss. 3.4 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any Transaction Party, or from any Person controlling, controlled by or under common control with any Transaction Party, in connection with the transactions contemplated hereby.

                                   ARTICLE IV
         ISSUANCE OF SECURITIES; PAYMENT OF SUBSCRIPTION PRICE; CLOSINGS
         ---------------------------------------------------------------

                  ss. 4.1 ISSUANCE OF PREFERRED STOCK. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase the Preferred Stock. Delivery of the Preferred Stock to be purchased by the Purchaser pursuant to this Agreement shall be made, pursuant to Section 4.4, on the Closing Date by the Company to the Purchaser, against payment of the Purchase Price.

                  ss. 4.2 PURCHASE PRICE. Subject to the terms and conditions set forth in this Agreement, in full consideration for the sale by the Company of the Preferred Stock to the Purchaser, the Purchaser shall deliver to the Company $10,000,000 (the "Purchase Price") on the Closing Date, by wire transfer of immediately available funds to the accounts specified by the Company.

                  ss. 4.3 TIME AND PLACE OF CLOSINGS. The deliveries made on the Closing Date (the "Closing") shall take place at 10:00 a.m. on the Closing Date, at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, or such other place and time as the Company and the Purchaser shall mutually agree.

                  ss. 4.4 CLOSING DELIVERIES. At the Closing the Company shall deliver, or cause to be delivered, to the Purchaser the following: (i) certificates representing the number of shares of Preferred Stock to be issued and delivered, the Closing, free and clear of all Encumbrances with all necessary share transfer and other documentary stamps attached at the expense of the Company, (ii) evidence or copies of any consents, approvals, orders, qualifications, agreements or waivers required pursuant to Article V, (iii) all certificates and other instruments and documents required by this Agreement to be delivered by the Company to the Purchaser at or prior to the Closing and (iv) such other documents and instruments reasonably requested by the Purchaser, as may be necessary or appropriate to confirm or carry out the provisions of the Documents.

                                    ARTICLE V
                    CONDITIONS TO THE PURCHASER'S OBLIGATIONS
                    -----------------------------------------

                  ss. 5.0 CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligations of the Purchaser to purchase the Preferred Stock contemplated by this Agreement is conditioned upon satisfaction, at or prior to the Closing, of the following conditions:

                  ss. 5.1 OPINIONS OF COUNSEL. The Company shall have furnished the Purchaser with the opinion, dated the applicable Closing Date, of Baker & McKenzie, counsel to the Company to the effect set forth in Exhibit C hereto.

                  ss. 5.2 GOOD STANDING AND OTHER CERTIFICATES. The Purchaser shall have received (a) a copy of the articles of incorporation or other organizational documents of the Company, including all amendments thereto, certified by the Secretary of State of Texas, (b) a certificate from the Secretary of State or other appropriate official of the respective State or country of incorporation or formation to the effect that the Company is in good standing and listing all charter documents of such entity, (c) a certificate from the Secretary of State or other appropriate official in each State or country in which the Company is qualified to do business to the effect that such entity is in good standing in each such State or country and (d) a copy of the Bylaws of the Company and the resolutions of the Board of Directors of the Company authorizing the transactions contemplated hereby, certified by the Secretary of such Person as being true and correct and in effect on the Closing Date.

                  ss. 5.3 TRUTH OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement and the other Documents, shall be true and correct in all material respects on and as of such Closing Date other than such representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date, with the same effect as though such representations and warranties had been made on and as of such date.

                  ss. 5.4 PERFORMANCE OF AGREEMENTS. The Company shall be in compliance with the Documents, shall have performed all of its agreements and covenants thereunder.

                  ss. 5.5 NO LITIGATION THREATENED. No action or proceedings shall have been instituted or, to the knowledge of each of the Transaction Parties, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated by the Documents.

                  ss. 5.6 THIRD PARTY CONSENTS; GOVERNMENTAL APPROVALS. All consents, approvals, authorizations, exemptions or waivers required in connection with the consummation of the transactions contemplated by the Documents shall have been received.

                  ss. 5.7 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                  ss. 5.8 CERTIFICATE OF DESIGNATION. The Company shall deliver to the Purchaser evidence that the Certificate of Designation of the Company shall have been duly filed with the Secretary of State of Texas and shall be in full force and effect.

                  ss. 5.9 SIDE LETTER. The Company shall deliver the Side Letter to the Purchaser.

                  ss. 5.10 INVESTOR RIGHTS AGREEMENT. The Company, Patricio E. Northland and Douglas G. Geib II shall deliver the Investor Rights Agreement to the Purchaser.

                                   ARTICLE VI
                     CONDITIONS TO THE COMPANY'S OBLIGATIONS
                     ---------------------------------------

                  ss. 6.0 CONDITIONS TO THE COMPANY'S OBLIGATIONS. The issuance of the Preferred Stock by the Company is conditioned upon satisfaction, at or prior to the Closing, of the following conditions:

                  ss. 6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date other than such representatives and warranties made as of a specific date, which shall be true and correct in all material respects as of such date, with the same effect as though such representations and warranties had been made on and as of such date.

                  ss. 6.2 THIRD PARTY CONSENTS; GOVERNMENTAL APPROVALS. All consents, approvals authorizations, exemptions or waivers, if any, required in connection with the consummation of the transactions contemplated by this Agreement shall have been received.

                  ss. 6.3 PERFORMANCE OF AGREEMENT. The Purchaser shall have performed in all material respects, its obligations under this Agreement.

                  ss. 6.4 NO LITIGATION THREATENED. No action or proceeding shall be instituted or, to the knowledge of the Purchaser, threatened before a court or other government body or any public authority to restrain or prohibit any of the transactions contemplated hereby.

                  ss. 6.5 FAIR MARKET VALUE OPINION. The Company shall have received a determination by an investment banking firm of national standing that the fair market value of the Preferred Stock sold pursuant to this Agreement is not more than the Purchase Price.

                                   ARTICLE VII
                             POST-CLOSING AGREEMENTS
                             -----------------------

                  ss. 7.1 FINANCIAL STATEMENTS AND OTHER INFORMATION. The Company shall deliver to each holder of Preferred Stock:

                  (i) within 45 days after the end of each of the first three quarterly accounting periods in each fiscal year, consolidated statements of earnings, shareholders' equity and cash flows of the Company for such fiscal quarter, and a consolidated balance sheet of the Company as of the end of such fiscal quarter, setting forth, in each case, comparisons to comparable budgeted figures and comparable figures for the corresponding quarter of the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, subject to normal year-end adjustments, and certified by the chief financial officer or controller of the Company.

                  (ii) within 90 days after the end of each fiscal year, audited consolidating and consolidated statements of earnings, shareholders' equity and cash flows of the Company for such fiscal year, and consolidated and consolidating balance sheets of the Company as of the end of such fiscal year, setting forth in each case comparisons to comparable budgeted figures and comparable figures for the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, and certified by, (a) with respect to the consolidated portions of such statements, an independent accounting firm of national recognition (such certification to be accompanied by a copy of such firm's annual management letter to the management of the Company) and
         (b) with respect to the consolidating portions of such statements, the chief financial officer or controller of the Company.

                  (iii) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's operations or financial affairs of each of the Transaction Parties prepared by Company's independent accountants and provided to any Transaction Party (and not otherwise contained in other materials provided hereunder);

                  (iv) as soon as available but in no event later than 15 days after each fiscal quarter and fiscal year, a quarterly and an annual budget, as the case may be, of the Transaction Parties for the following period (such budget to include, without limitation, budgeted statements of earnings and sources and uses of cash and balance sheets) and, in addition, to the extent delivered to any of the Company's lenders or prepared for internal use, any other significant budgets prepared by the Company, and any revisions of such budgets each prepared and in reasonable detail with appropriate presentation and discussion of the principle assumptions upon which such budgets are based accompanied by a certificate of the chief financial officer or controller of the Company to the effect that, to the best of his or her knowledge, such budget is a reasonable estimate for the period covered thereby, and within 30 days after any monthly period in which there is a material adverse deviation from the annual budget, an officer's certificate explaining the deviation and what actions the Company has taken and proposes to take with respect thereto;

                  (v) promptly (but in any event within three Business Days) after the discovery or receipt of notice of (a) any default under any material agreement to which any Transaction Party is a party, or (b) any other event or circumstance affecting any Transaction Party (including, without limitation, the filing of any material litigation against any Transaction Party or the existence of any dispute with any Person which involves a reasonable likelihood of such material litigation being commenced) which event or circumstance could reasonably be expected to have a Material Adverse Effect, an officer's certificate specifying the nature and period of existence thereof and what actions the Company has taken and proposes to take with respect thereto;

                  (vi) promptly (but in any event within three Business Days) after transmission thereof, copies of all financial statements, proxy statements, reports and any other information, documents or communications which any Transaction Party sends to its equityholders or which any Transaction Party sends its lenders and copies of all registration statements and all regular, special or periodic reports which it files with respect to such Transaction Party, with the Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by any Transaction Party to the public concerning material developments in the business of the Transaction Parties;

                  (vii) promptly (but in any event within two Business Days) any document relating to any issuance of securities by the Company; and

                  (viii) with reasonable promptness, such other information and financial data concerning any Transaction Party that any person entitled to receive information under this Section 7.1 may reasonably request.

                  ss. 7.2 INSPECTION. The Company covenants and agrees that it will permit each holder of Preferred Stock and its representatives (including without limitation, its legal counsel and accountants), upon reasonable notice during normal business hours to inspect the properties of the Transaction Parties and to examine and make extracts and copies from the books and records of the Transaction Parties and discuss with management and the Company's accountants the business and affairs of the Transaction Parties; PROVIDED, HOWEVER, that such holder of Preferred Stock and its representatives shall execute a confidentiality agreement, in substantially the form attached hereto as Exhibit D.

                  ss. 7.3 RESERVATION OF COMMON STOCK; VALID ISSUANCE. (a) The Company shall at all times reserve for issuance free from preemptive rights and other rights to preempt or subscribe, (i) a number of shares of Common Stock at least equal to the number of shares of Common Stock issuable upon conversion or exercise of the Preferred Stock and (ii) all other securities of the Company convertible into Common Stock.

                  (b) The shares of Common Stock issuable upon conversion or exercise of the Preferred Stock, when issued in accordance with their respective terms, will be validly issued, fully paid and nonassessable, free of all preemptive or similar rights, and shall be delivered free and clear of all Encumbrances.

                  ss. 7.4 PROHIBITED ACTIONS. Without the prior written approval of the holders of the Preferred Stock, the Company shall not, and shall not allow any of its Subsidiaries to:

                  (i) engage in any business other than a Permitted Business;

                  (ii) Except in connection with ordinary course compensation paid to officers of the Company and the issuance of stock options to officers, directors and employees of the Company, in each case as authorized by the Board of Directors in good faith, and except as set forth on SCHEDULE 2.21, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Company, or any Affiliate of any Subsidiary of the Company, other than transactions on terms and conditions that are no less favorable to the Company or such Subsidiary than those as would be obtainable in a comparable third-party transaction negotiated on an arm's length basis with a person other than an Affiliate; PROVIDED, HOWEVER, that the Company will not, nor will the Company allow any of its Subsidiaries to, enter into any of the following transactions or series of related transactions with any Affiliate of the Company, except as otherwise permitted by the Senior Notes Indenture: (i) any sale or purchase of a material amount of assets made between the Company or any of its Subsidiaries and any of their Affiliates (by sale, lease, merger, consolidation or otherwise) or (ii) any issuance of equity securities of the Company or any of its Subsidiaries to any of their Affiliates; provided, further, that nothing in this Section
         7.4 shall prohibit or otherwise restrict transactions between the Company and its majority owned Subsidiaries;

                  (iii) wind up, dissolve or liquidate any Transaction Party;

                  (iv) commence a voluntary case concerning any Transaction Party under Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto, or the general assignment for the benefit of creditors by the Company or any of its Subsidiaries.

                  ss. 7.5 DUE DILIGENCE. The Company shall provide LAIF, at LAIF's request, the opportunity during normal business hours and upon reasonable notice to inspect the facilities and operations the Transaction Parties, and to meet with the senior management of the Transaction Parties, within 30 days from the Closing Date, for the purpose of conducting due diligence with respect to LAIF's contemplated purchase of the Preferred Stock, as provided in
Section 3.3 hereof.

                  ss. 7.6 COMPLIANCE WITH STATUTES, ETC. The Company will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Company and its Subsidiaries taken as a whole.

                  ss. 7.7 IMPROPER PAYMENTS. The Company will not, and will not permit any Person under its control, to make any Improper Payment.

                                  ARTICLE VIII
                                    SURVIVAL
                                    --------

                  ss. 8.1 SURVIVAL. Except as expressly provided in this Agreement, the covenants contained in this Agreement shall survive the Closing Date indefinitely. The representations and warranties of the Company and the Purchaser contained in this Agreement and the schedules and certificates delivered in connection herewith shall survive until two years from the date hereof, except that the representations and warranties contained in Section 2.11 shall survive until the expiration of the applicable statute of limitations period (after giving effect to any extensions or waivers thereof) and such representations and warranties may be relied upon by the Purchaser regardless of any investigation made at any time by or on behalf of the Purchaser; PROVIDED, that the Purchaser shall not be entitled to assert claims with respect to any representation or warranty as to which it had, as of the Closing Date, actual knowledge that such representation or warranty was false or incorrect.

                                   ARTICLE IX
                                 INDEMNIFICATION
                                 ---------------

                  ss. 9.1 INDEMNIFICATION. The Company agrees to indemnify and hold the Purchaser and its officers, directors, employees, Affiliates and agents, and any successors thereto (and any officers, directors, employees, Affiliates and agents of such successors) harmless from any liability, damage, deficiency, demand, claim, suit, action, or cause of action, fine, penalty, loss, cost, expense, including without limitation, reasonable attorney fees ("Damages") incurred or suffered as a result of, in connection with, or arising out of, the transactions contemplated hereby, including without limitation, any Damages incurred or suffered as a result of, or in connection with, or arising out of, the failure of any representation or warranty made by the Company pursuant to this Agreement, any schedule or exhibit to this Agreement or any certificates delivered pursuant thereto to be true and correct as of the date hereof and on the Closing Date.

                  ss. 9.2 CONTRIBUTION. To the extent that the undertaking to indemnify, pay or hold harmless the Purchaser pursuant to Section 9.1 of this Agreement may be unenforceable, the Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

                  ss. 9.3 LIMITATION ON INDEMNIFICATION. The Company shall not be liable under this Article IX for a breach of a representation or warranty unless the aggregate amount of Damages exceeds $200,000; PROVIDED, HOWEVER, that in the event the amount of Damages exceeds $200,000 in the aggregate, the Company shall be responsible for only the amount of Damages in excess of $200,000. In no event shall the amount of Company's obligation under this
Article IX for a breach of representations or warranties exceed the Purchase Price.

                                    ARTICLE X
                                  MISCELLANEOUS
                                  -------------

                  ss. 10.1 KNOWLEDGE OF THE TRANSACTION PARTIES. Where any representation or warranty made by the Company contained in this Agreement is expressly qualified by reference to its knowledge, such knowledge shall be deemed to exist if the matter should be within the knowledge of any director, executive officer or other senior member of management (including, without limitation, the Company's internal counsel) of the Company.

                  ss. 10.2 EXPENSES. The Company agrees to pay the reasonable costs and expenses incurred by the Purchaser in connection with the transactions contemplated hereby and the Purchaser's investment in the Company (including without limitation, reasonable attorney's fees and expenses); PROVIDED, HOWEVER, that in no event shall the amount of payments under this sentence exceed $150,000. The Company agrees to pay the costs and expenses incurred by the Purchaser (including without limitation, the reasonable attorney's fees and expenses and the fees and expenses of any experts retained by the Purchaser) in connection with any successful action to exercise or enforce any of the rights contained in this Agreement and/or the other Documents.

                  ss. 10.3 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such State.

                  ss. 10.4 CAPTIONS. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

                  ss. 10.5 PUBLICITY. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein or therein, without obtaining the prior approval of the Purchaser and the Company to the contents and the manner of presentation and publication thereof. No references to the Purchaser shall be made in any public statement without the Purchaser's consent.

                  ss. 10.6 NOTICES. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows:

                  if to the Company:

                           Notice Address:

                           FirstCom Corporation
                           220 Alhambra Circle
                           Suite 910
                           Coral Gables, Florida 33134
                           Attention:
                           Chief Financial Officer
                           Telephone:  (305) 448-4422
                           Telecopier:  (305) 448-2636

                           With a copy to:

                           Baker & McKenzie
                           1200 Brickell Avenue
                           Suite 1900
                           Miami, Florida  33131
                           Attention:  Andrew Hulsh, Esq.
                           Telephone:  (305) 789-8985
                           Telecopier:  (305) 789-8953

                  and if to the Purchaser:

                           c/o GE Capital Services
                           Structured Finance Group, Inc.
                           120 Long Ridge Road
                           Stamford, Connecticut 06927
                           Attention:  Portfolio-Operations
                           Telephone:  (203) 357-3735
                           Telecopier:  (203) 961-2017

                           with a copy to its counsel,

                           White & Case LLP
                           1155 Avenue of the Americas
                           New York, New York 10036
                           Attention:  Frank L. Schiff, Esq.
                           Telephone:  (212) 819-8200
                           Telecopier:  (212) 354-8113
or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given upon automatic confirmation of receipt by the receiving machine if sent by telecopier, upon delivery if delivered in person, and upon mailing if mailed.

                  ss. 10.7 PARTIES IN INTEREST. The Company may not transfer, assign or pledge any of its rights in, or otherwise grant any rights to any Person in, this Agreement. The Purchaser may transfer any of its rights hereunder and any assignee or transferee of the Preferred Stock (other than transferees receiving the Preferred Stock pursuant to a registered sale or a sale pursuant to Rule 144 of the Securities Act), which transferees shall have all the rights of the Purchaser hereunder.

                  ss. 10.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

                  ss. 10.9 ENTIRE AGREEMENT. This Agreement, the Certificate of Designation and the Investor Rights Agreement, including the exhibits, schedules, and other documents referred to herein and therein which form a part hereof and thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement, the Certificate of Designation and the Investor Rights Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

                  ss. 10.10 AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by the Purchaser and the Company.

                  ss. 10.11 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

                  ss. 10.12 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto (and, in the case of the Purchaser, its transferees) and those Persons entitled to indemnification pursuant to Article IX hereof.

                  ss. 10.13 JURISDICTION. (a) Each of the parties hereto hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of New York or in the United States Southern District Court of New York, as the party bringing such action or proceeding may elect and each of the parties hereto hereby irrevocably submits to and accepts with regard to any such action proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction such party. Each party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in Section 10.6, such service to become effective 10 days after such mailing. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

                  (b) To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably waives the objection which it may not or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any of the Courts referred to in Section 10.13(a) and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

                  (c) The parties hereto agree that any judgment obtained by any party hereto or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such party (or its successors, or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

                                    * * * * *

                  IN WITNESS WHEREOF the Purchaser has signed this Securities Purchase Agreement and the Company has caused its corporate name to be hereunto subscribed by its officers thereunto duly authorized, all as of the day and year first above written.

                                     FIRSTCOM CORPORATION

                                     By:
                                        ---------------------------------------
                                          Name:

                                          Title:

                                     THE PURCHASER:

                                     SFG-N INC.

                                     By:
                                        ---------------------------------------
                                          Name:

                                          Title: